(RITE AID
          CORPORATION - LOGO)

          CONTACTS:

          MEDIA:                             INVESTORS:
          SUZANNE MEAD                       FRANK BERGONZI
          VP Corporate Communications        Executive VP and CFO
          (717) 975-5887                     (717) 975-5750

                              JOELE FRANK/LISSA WEINMANN
                              Abernathy MacGregor Scanlon
                              (212) 371-5999

          FOR IMMEDIATE RELEASE

          RITE AID STOCKHOLDERS APPROVE ISSUANCE OF STOCK
          IN CONNECTION WITH REVCO MERGER
                                  ____________________

                    CAMP HILL, PA, MARCH 28, 1996 -- At a special meeting held today, the stockholders of Rite Aid Corporation (RAD: NYSE, PSE) approved the issuance of up to a maximum of 42,865,712 shares of Rite Aid common stock in connection with the proposed merger of Revco D.S., Inc. (RXR: NYSE) with Ocean Acquisition Corporation, a wholly owned subsidiary of Rite Aid. The preliminary results indicated that more than 65,415,000 of Rite Aid's common shares were voted at the meeting, and approximately 98.8 percent of those shares voted to authorize the issuance of the shares.

                    As previously announced, Rite Aid and Ocean
          Acquisition have extended the expiration date of Ocean Acquisition's cash tender offer to purchase 35,144,833 shares of Revco common stock to 11:59 p.m., New York City
          time, on Tuesday, April 9, 1996.   Also as previously
          announced, Rite Aid has voluntarily agreed with the Federal Trade Commission to a rolling ten-day extension, which commenced March 20, 1996, of the Hart-Scott-Rodino waiting period in connection with Rite Aid's proposed acquisition of Revco. Following completion of the tender offer, Revco's stockholders will be asked to approve the Merger Agreement at a special meeting of Revco stockholders.

                    Rite Aid Corporation, based in Camp Hill,
          Pennsylvania, is the nation's largest drugstore chain, with over 2,700 stores in 21 states and the District of Columbia.

                    General information about Rite Aid including corporate background and press releases is available, free of charge, through the company's News-On-Demand fax service at (800) 916-7788.